Exhibit 99.1

    WESTWOOD HOLDINGS GROUP, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2005
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

Dallas, February 7, 2006 - Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2005 fourth quarter revenues of $6.1 million, net income of $1.0 million and earnings per diluted share of $0.18. This compares to revenues of $5.1 million, net income of $896,000 and earnings per diluted share of $0.16 in the fourth quarter of 2004. For the fiscal year ended December 31, 2005, Westwood reported revenues of $21.9 million, net income of $3.6 million and earnings per diluted share of $0.66 compared to revenues of $20.0 million, net income of $3.7 million and earnings per diluted share of $0.68 for the 2004 fiscal year.

Revenues for the fourth quarter 2005 increased 19.5% compared to the fourth quarter 2004 and increased by 9.8% for fiscal year ended December 31, 2005 compared to the prior year, primarily as a result of increased average assets under management. Assets under management were $4.9 billion as of December 31, 2005, an increase of 23.3% compared to $4.0 billion on December 31, 2004. Average assets under management for 2005 were $4.4 billion, an increase of 12.2% compared with 2004. The increase in period ending assets under management was principally attributable to inflows of assets from new clients and the market appreciation of assets under management, partially offset by the withdrawal of assets by certain clients.

Total expenses for the fiscal year 2005 were $15.9 million compared to $14.0 million for the fiscal year 2004, an increase of approximately $1.9 million. The primary driver of the increase was employee compensation and benefits costs, which increased by approximately $1.8 million compared to fiscal year 2004 and was primarily due to higher restricted stock expense as a result of an additional year of grants. Offsetting this increase to some extent, professional services costs decreased by approximately $54,000 primarily as a result of lower professional fee accruals related to Sarbanes-Oxley compliance, other consulting costs incurred in the prior year and a decrease in legal fees.

Westwood Trust continued its growth trend, contributing record revenue of $7.1 million and net income of $877,000 in 2005, compared to revenue of $5.9 million and net income of $524,000 in 2004. Westwood Trust finished 2005 with a 21.6% increase in period ending assets under management compared to the end of 2004.

Westwood also announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per share, payable on April 3, 2006 to stockholders of record on March 15, 2006.

Susan M. Byrne, Westwood's founder and Chief Investment Officer, commented, "We are extremely pleased with the strong absolute and relative performance we were able to deliver for our clients in 2005. We believe this performance serves as validation that the last few years of hard work, investment and patience on the part of our employees and stockholders has demonstrated our ability to generate superior risk-adjusted returns and provide excellent service to our valued clients."

Brian O. Casey, Westwood's Chief Executive Officer, added, "Westwood's assets under management increased by $932 million in 2005, nearly reaching the $5 billion level, due to the strong performance generated by our investment teams as well as the significant marketing efforts we put forth in 2005. In December we launched the WHG SMidCap and WHG Income Opportunity funds for the institutional defined contribution marketplace. As we look forward to 2006 and beyond, we hope to capitalize on the momentum we created in 2005 in terms of investment performance, marketing efforts and client service initiatives."

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides, to institutions and high net worth individuals, trust and custodial services and participation in common trust funds that it sponsors. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG." For more information, please visit the Company's website at www.westwoodgroup.com.

Note on Forward-looking Statements

Statements that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth and profitability, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "continue," "comfortable with," "optimistic," "look forward to" and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include the risks and uncertainties referenced in our documents filed with, or furnished to, the Securities and Exchange Commission, including without limitation those identified under the caption "Forward-Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                          THREE MONTHS ENDED            YEAR ENDED
                                             DECEMBER 31,              DECEMBER 31,
                                        -----------------------   -----------------------
                                           2005         2004         2005         2004
                                        ----------   ----------   ----------   ----------
REVENUES:
   Advisory fees ....................   $    3,902   $    3,229   $   13,868   $   13,069
   Trust fees .......................        1,887        1,494        7,031        5,818
   Other revenues ...................          262          340        1,041        1,093
                                        ----------   ----------   ----------   ----------
     Total revenues .................        6,051        5,063       21,940       19,980
                                        ----------   ----------   ----------   ----------

EXPENSES:
   Employee compensation and benefits        3,238        2,458       11,566        9,799
   Sales and marketing ..............          120          112          457          473
   Information technology ...........          233          188          809          692
   Professional services ............          286          401        1,194        1,248
   General and administrative .......          511          513        1,871        1,783
                                        ----------   ----------   ----------   ----------
     Total expenses .................        4,388        3,672       15,897       13,995
                                        ----------   ----------   ----------   ----------
Income before income taxes ..........        1,663        1,391        6,043        5,985
Provision for income taxes ..........          653          495        2,407        2,299
                                        ----------   ----------   ----------   ----------
Net income ..........................   $    1,010   $      896   $    3,636   $    3,686
                                        ==========   ==========   ==========   ==========

Earnings per share:
   Basic ............................   $     0.18   $     0.17   $     0.67   $     0.68
   Diluted ..........................   $     0.18   $     0.16   $     0.66   $     0.68

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2005 AND 2004
               (in thousands, except par values and share amounts)
                                   (unaudited)

                                                                                 DECEMBER 31,     DECEMBER 31,
                                                                                     2005             2004
                                                                                 -------------    -------------
                                    ASSETS
Current Assets:
     Cash and cash equivalents ...............................................   $       1,897    $         720
     Accounts receivable .....................................................           2,452            1,832
     Investments, at market value ............................................          17,878           18,632
     Other current assets ....................................................             410              414
                                                                                 -------------    -------------
         Total current assets ................................................          22,637           21,598
     Goodwill ................................................................           2,302            2,302
     Deferred income taxes ...................................................             817              517
     Property and equipment, net of accumulated depreciation of $523 and $250            1,554            1,860
                                                                                 -------------    -------------
         Total assets ........................................................   $      27,310    $      26,277
                                                                                 =============    =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable and accrued liabilities ................................   $         715    $         629
     Dividends payable .......................................................             539              460
     Compensation and benefits payable .......................................           2,980            2,703
     Income taxes payable ....................................................             694               --
     Other current liabilities ...............................................               7               17
                                                                                 -------------    -------------
         Total current liabilities ...........................................           4,935            3,809
Deferred rent ................................................................             816              805
                                                                                 -------------    -------------
         Total liabilities ...................................................           5,751            4,614
                                                                                 -------------    -------------
Stockholders' Equity:
     Common stock, $0.01 par value, authorized 10,000,000 shares, issued and outstanding 5,986,647 shares at December 31, 2005; issued and outstanding
     5,754,147 shares at December 31, 2004 ...................................              60               58
     Additional paid-in capital ..............................................          21,459           16,962
     Unamortized stock compensation ..........................................          (6,572)          (4,821)
     Retained earnings .......................................................           6,612            9,464
                                                                                 -------------    -------------
         Total stockholders' equity ..........................................          21,559           21,663
                                                                                 -------------    -------------
Total liabilities and stockholders' equity ...................................   $      27,310    $      26,277
                                                                                 =============    =============

SOURCE:  Westwood Holdings Group, Inc.

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CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle
(214) 756-6900